Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in Registration Statements (No. 333-185355 and 333-177171) on Form S-8 of Boston Therapeutics, Inc. of our report dated March 14, 2014, relating to our audit of the financial statements, which appears in this Annual Report on Form 10-K of Boston Therapeutics, Inc. for the year ended December 31, 2013. Our report dated March 14, 2014 relating to the financial statements includes an emphasis paragraph relating to an uncertainty as to the Company's ability to continue as a going concern.

/s/ McGladrey LLP

Boston, Massachusetts
March 14, 2014